EXHIBIT 99.3
JONAH GAS GATHERING COMPANY AND SUBSIDIARY
(A Wyoming General Partnership)
Consolidated Financial Statements
December 31, 2006
(With Report of Independent Registered Public Accounting Firm Thereon)

JONAH GAS GATHERING COMPANY AND SUBSIDIARY

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Partners of
Jonah Gas Gathering Company:
     We have audited the accompanying consolidated balance sheet of Jonah Gas Gathering Company and Subsidiary (the “Partnership”) as of December 31, 2006, and the related statement of consolidated income, consolidated cash flows and consolidated partners’ capital for the year ended December 31, 2006. These consolidated financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.
     We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Jonah Gas Gathering Company and subsidiary as of December 31, 2006, and the results of their operations and their cash flows for the year ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.
/s/ Deloitte & Touche LLP
Houston, Texas
February 28, 2007

JONAH GAS GATHERING COMPANY AND SUBSIDIARY
CONSOLIDATED BALANCE SHEET
(Dollars in thousands)

December 31,
2006
ASSETS
Current assets:
Cash and cash equivalents	$—
Accounts receivable, trade	24,629
Accounts receivable, related parties	2,492
Inventories	1,319
Other	5,523

Total current assets	33,963

Property, plant and equipment, at cost (net of accumulated
depreciation and amortization of $42,690)	633,459
Intangible assets	160,313
Goodwill	2,776
Other assets	4,043

Total assets	$834,554

LIABILITIES AND PARTNERS’ CAPITAL

Current liabilities:
Accounts payable and accrued liabilities	$6,597
Accounts payable, related parties	185
Distribution payable	11,716
Other accrued taxes	1,160
Other	5,455

Total current liabilities	25,113

Other liabilities and deferred credits	191
Commitments and contingencies (Note 10)
Partners’ capital	809,250

Total liabilities and partners’ capital	$834,554

See Notes to Consolidated Financial Statements.

JONAH GATHERING COMPANY AND SUBSIDIARY
STATEMENT OF CONSOLIDATED INCOME
(Dollars in thousands)

For Year Ended
December 31,
2006
Operating revenues:
Gathering – Natural gas	$104,415
Sales of natural gas	50,866
Other	4,849

Total operating revenues	160,130

Costs and expenses:
Purchases of natural gas	48,290
Operating expense	12,925
General and administrative	242
Depreciation and amortization	19,647
Taxes – other than income taxes	2,748

Total costs and expenses	83,852

Operating income	76,278

Other income (expense):
Interest expense – net	(6,812)
Other income – net	198

Income from continuing operations	69,664
Income from discontinued operations	1,497
Gain on sale of discontinued operations	17,872

Discontinued operations	19,369

Net income	$89,033

See Notes to Consolidated Financial Statements.

JONAH GATHERING COMPANY AND SUBSIDIARY
STATEMENT OF CONSOLIDATED CASH FLOWS
(Dollars in thousands)

For Year Ended
December 31,
2006
Operating activities:
Net income	$89,033
Adjustments to reconcile net income to cash provided by continuing operating activities:
Income from discontinued operations	(19,369)
Depreciation and amortization	19,647
Non-cash portion of interest expense	174
Net effect of changes in operating accounts:
Increase in accounts receivable, trade	(6,232)
Increase in accounts receivable, related parties	(2,492)
Decrease in inventories	254
Decrease in other current assets	13,675
Decrease in accounts payable and accrued expenses	(3,202)
Increase in accounts payable, related parties	30,113
Other	(712)

Net cash provided by continuing operating activities	120,889
Net cash provided by discontinued operations	1,521

Net cash provided by operating activities	122,410

Investing activities:
Proceeds from the sales of assets	38,000
Capital expenditures	(51,211)

Net cash used in investing activities	(13,211)

Financing activities:
Proceeds from Note Payable, TEPPCO Midstream Companies, L.P.	66,375
Repayments of Note Payable, TEPPCO Midstream Companies, L.P.	(96,990)
Contributions from partners	20,000
Distributions paid to partners	(98,646)

Net cash used in financing activities	(109,261)

Net decrease in cash and cash equivalents	(62)
Cash and cash equivalents, January 1	62

Cash and cash equivalents, December 31	$—

Non-cash financing activities:
Non-cash contributions from partners for Phase V expansion	$243,718
Distributions payable to partners	11,716
Contribution of Note Payable, TEPPCO Midstream Companies, L.P. to partners’ capital	231,220
Contribution of accrued interest to partners’ capital	19,900
Contribution of accounts payable, related party to partners’ capital	20,876

Supplemental disclosure of cash flows:
Cash paid for interest (net of amounts capitalized)	$6,188
See Notes to Consolidated Financial Statements.

JONAH GATHERING COMPANY AND SUBSIDIARY
STATEMENT OF CONSOLIDATED PARTNERS’ CAPITAL
(Dollars in thousands)

		TEPPCO
		Midstream	Enterprise Gas
	TEPPCO GP, Inc.	Companies, L.P.	Processing, LLC	Total
Balance, December 31, 2005	$3	$294,862	$—	$294,865
Net income	1	88,794	238	89,033
Contributions	—	418,840	116,874	535,714
Distributions	—	(110,162)	(200)	(110,362)
Transfer of partnership interest	(4)	4	—	—

Balance, December 31, 2006	$—	$692,338	$116,912	$809,250

See Notes to Consolidated Financial Statements.

JONAH GAS GATHERING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 1. Organization
     Jonah Gas Gathering Company (“Jonah”), a Wyoming general partnership, owns a 643 mile natural gas gathering system known as the “Jonah Gas Gathering System” in the Green River Basin of southwestern Wyoming. Jonah has life of lease agreements with natural gas producers in the Jonah and Pinedale fields to provide gathering services to the producers. As used in these financial statements, “we,” “us,” or “Jonah” are intended to mean Jonah Gas Gathering Company and, where the context requires, include our subsidiary.
     The Jonah Gas Gathering System was originally constructed in 1992. Prior to June 1, 2000, Jonah was a subsidiary of McMurry Oil Company. On June 1, 2000, in connection with Alberta Energy Company’s (“AEC”) purchase of McMurry Oil Company, AEC acquired all of the outstanding partnership interests in Jonah for cash consideration and the assumption of debt, for an aggregate cost of approximately $208.0 million.
     On September 30, 2001, TEPPCO Partners, L.P. (“TEPPCO”), a publicly traded Delaware limited partnership, through it affiliates, TEPPCO GP, Inc. (“TEPPCO GP”) and TEPPCO Midstream Companies, L.P. (“TEPPCO Midstream”), purchased Jonah from AEC for $360.0 million. TEPPCO Midstream is owned 99.999% by TEPPCO and 0.001% by TEPPCO GP as its general partner. TEPPCO GP is wholly owned by TEPPCO. TEPPCO Midstream owned a 99.999% interest in Jonah and TEPPCO GP owned a 0.001% interest in Jonah. Duke Energy Field Services, LLC (“DEFS”) managed and operated the Jonah assets for TEPPCO under a contractual agreement. TEPPCO’s general partner was an indirect wholly owned subsidiary of DEFS, a joint venture between Duke Energy Corporation and ConocoPhillips.
     On February 24, 2005, TEPPCO’s general partner was acquired by DFI GP Holdings L.P., an affiliate of EPCO, Inc. (“EPCO”), a privately held company controlled by Dan L. Duncan. Mr. Duncan and his affiliates, including EPCO, Dan Duncan LLC and privately held companies controlled by him, control TEPPCO and its general partner. In conjunction with an amended and restated administrative services agreement, EPCO performs all management, administrative and operating functions required for TEPPCO, including us, and TEPPCO reimburses EPCO for all direct and indirect expenses that have been incurred in its management. TEPPCO assumed the operations of Jonah from DEFS, and certain employees of DEFS became employees of EPCO effective June 1, 2005. On August 18, 2005, TEPPCO formed Jonah Gas Marketing, LLC (“JGM”) a Delaware limited liability company, to conduct marketing activities for Jonah. TEPPCO Midstream was the sole member of JGM.
     Since TEPPCO’s acquisition of Jonah in 2001, the pipeline capacity and processing capacity of the Jonah system has been expanded as follows:
•	The Phase I expansion was completed in May 2002, at a cost of approximately $25.0 million and increased system capacity by 62%, from approximately 450 million cubic feet per day (“MMcf/d”) to approximately 730 MMcf/d.

•	In October 2002, the Phase II expansion project was completed at a cost of approximately $35.3 million, which increased the capacity of the Jonah system from 730 MMcf/d to approximately 880 MMcf/d.

•	In 2003, the Jonah system was again expanded by the Phase III project to include an 80-mile pipeline loop and 3,700 horsepower of new compression on the system and the building of a new 300 MMcf/d gas processing plant near Opal, Wyoming. Phase III was substantially completed during the fourth quarter of 2003, with system capacity increasing to 1,180 MMcf/d at a cost of approximately $53.4 million. This gas processing plant was sold to Enterprise Products Partners L.P. on March 31, 2006 (see Note 7).

•	Additional capacity of 100 MMcf/d was completed during the fourth quarter of 2004, at a cost of approximately $13.0 million.

JONAH GAS GATHERING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	The Phase IV expansion project was completed in February 2006, at a cost of approximately $116.0 million and increased system capacity to 1.5 billion cubic feet per day (“Bcf/d”) with the addition of 33,000 horsepower of compression and approximately 50 miles of pipeline.
Formation of Joint Venture
     In order to fund further expansion of the Jonah system, on August 1, 2006, TEPPCO GP and TEPPCO Midstream entered into an Amended and Restated Partnership Agreement of Jonah Gas Gathering Company (the “Partnership Agreement”) with Enterprise Gas Processing, LLC (“EGP”), an affiliate of Enterprise Products Partners L.P. (“Enterprise Products”). Enterprise Products is a publicly traded Delaware limited partnership, and an affiliate of DFI GP Holdings L.P., which is the sole member of TEPPCO’s general partner. Under the Partnership Agreement, EGP was admitted as a new partner in exchange for funding a portion of the costs related to an expansion of the Jonah system. On August 1, 2006, in connection with the admission of EGP into the Jonah partnership, TEPPCO Midstream acquired the Jonah partnership interest previously owned by TEPPCO GP and contributed all of its interest in JGM to Jonah. Effective August 1, 2006, Jonah owns all of the outstanding membership interests in JGM, and TEPPCO Midstream holds all of the partnership interest in Jonah that was previously held by TEPPCO GP.
     Through the joint venture with EGP, a Phase V expansion project is expected to increase the system capacity of the Jonah system from 1.5 Bcf/d to approximately 2.3 Bcf/d and to significantly reduce system operating pressures. The expansion project is segmented into two parts. The first part of the expansion, which is expected to increase the system gathering capacity to approximately 2.0 Bcf/d, is scheduled to be completed in the second quarter of 2007. The pipeline looping portion of the first part of the expansion, which included the addition of 75 miles of 36-inch diameter pipe and 12 miles of 24-inch diameter pipe, was completed in December 2006. The second part of the expansion is expected to be completed by the end of 2007. The anticipated cost of the Phase V expansion will be approximately $444.0 million.
     Jonah is governed by a management committee comprised of two representatives approved by Enterprise Products and two representatives approved by TEPPCO, each with equal voting power. EGP is the operator of the Jonah assets. Based upon a formula in the partnership agreement that takes into account the capital contributions of the parties to fund the Phase V expansion project discussed below, as well as certain capital expenditures made by TEPPCO not related to the expansion project, TEPPCO expects to own an interest in Jonah of approximately 80%, with EGP owning the remaining 20%.
     Under a letter of intent TEPPCO entered into in February 2006, Enterprise Products assumed the management of the Phase V expansion project and funded the initial costs of the expansion. Beginning with the August 1, 2006 formation of the Jonah joint venture, TEPPCO reimbursed Enterprise Products for 50% of the expansion costs it had previously advanced, and TEPPCO and Enterprise began sharing the costs of the expansion equally. TEPPCO is expected to reimburse Enterprise Products for approximately 50% of the Phase V expansion costs. To the extent the costs exceed an agreed upon base cost estimate of $415.2 million, TEPPCO and Enterprise will each pay their respective ownership share (approximately 80% and 20%, respectively) of such costs.
     In that regard, TEPPCO and Enterprise Products have been working with producers to finalize the scope and design of the Phase V expansion to optimally serve the expected production needs in both the Jonah and Pinedale fields. However, the overall high level of activity in the greater Green River Basin area has strained locally available resources, which, coupled with rising steel costs, is likely to cause the final cost of the expansion to exceed the original agreed upon estimate.
     TEPPCO received all distributions from the joint venture until a specified milestone in the Phase V expansion was achieved in November of 2006, at which point, EGP became entitled to receive approximately 50%

JONAH GAS GATHERING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
of the incremental revenue from certain portions of the expansion project already placed in service. Upon completion of the next specified milestone, EGP will begin to share in revenues of the joint venture based upon the total amount of its capital contributions until, as discussed above, final ownership in the joint venture will be approximately 80% TEPPCO and 20% EGP.
Note 2. Summary of Significant Accounting Policies
Accounts Receivable and Allowance for Doubtful Accounts
     Our customers primarily consist of companies within the petroleum industry. We perform ongoing credit evaluations of our customers and generally do not require material collateral. A provision for losses on accounts receivable is established if it is determined that we will not collect all or part of the outstanding balance. Collectibility is reviewed regularly, and an allowance is established or adjusted, as necessary, using the specific identification method. As of December 31, 2006, we had no provision for doubtful accounts.
Asset Retirement Obligations
     Statement of Financial Accounting Standards (“SFAS”) No. 143, Accounting for Asset Retirement Obligations, (“SFAS 143”) including related interpretations such as Financial Accounting Standards Board Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143 (“FIN 47”) addresses financial accounting and reporting associated with the retirement of tangible long-lived assets and related asset retirement costs. It requires entities to record the fair value of a liability for an asset retirement obligation (“ARO”) in the period in which it is incurred. When the liability is recorded, the entity capitalizes the costs of the liability by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. SFAS 143 applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development, and normal operation of a long-lived asset (see Note 6).
Basis of Presentation and Principles of Consolidation
     The financial statements include our accounts on a consolidated basis. We have eliminated all significant intercompany items in consolidation. Our results for the year ended December 31, 2006 reflect the operations and activities of our Pioneer plant as discontinued operations.
Cash and Cash Equivalents
     Cash equivalents are defined as highly marketable investments with maturities of three months or less when purchased. The carrying value of these cash equivalents approximate fair value because of the short-term nature of these investments. Our Statement of Consolidated Cash Flows is prepared using the indirect method.
Contingencies
     Certain conditions may exist as of the date our financial statements are issued, which may result in a loss to us but which will only be resolved when one or more future events occur or fail to occur. Our management and its legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise in judgment. In assessing loss contingencies related to legal proceedings that are pending against us or unasserted claims that may

JONAH GAS GATHERING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
result in proceedings, our legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.
     If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of liability can be estimated, then the estimated liability would be accrued in our financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, is disclosed.
     Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed. At December 31, 2006, we had no liabilities for loss contingencies.
Estimates
     The preparation of financial statements in conformity with generally accepted accounting principles in the United States (“GAAP”) requires our management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Although we believe these estimates are reasonable, actual results could differ from these estimates.
Fair Value of Current Assets and Current Liabilities
     The carrying amount of cash and cash equivalents, accounts receivable, inventories, other current assets, accounts payable and accrued liabilities, and other current liabilities approximates their fair value due to their short-term nature. The fair values of these financial instruments are represented in our consolidated balance sheet.
Goodwill
     Goodwill represents the excess of purchase price over fair value of net assets acquired. Goodwill amounts are assessed for impairment (i) on an annual basis during the fourth quarter of each year or (ii) on an interim basis when impairment indicators are present. If such indicators are present (e.g., loss of a significant customer, economic obsolescence of plant assets, etc.), the fair value of the reporting unit to which the goodwill is assigned will be calculated and compared to its book value.
     If the fair value of the reporting unit exceeds its book value, the goodwill amount is not considered to be impaired and no impairment charge is required. If the fair value of the reporting unit is less than its book value, a charge to earnings is recorded to adjust the carrying value of the goodwill to its implied fair value. We have not recognized any impairment losses related to our goodwill for the period presented.
Income Taxes
     We are a general partnership. As such, we are not a taxable entity for federal and state income tax purposes and do not directly pay federal and state income tax. Our taxable income or loss, which may vary substantially from the net income or net loss reported in the net income or net loss reported in our statement of income, is includable in the federal and state income tax returns of each partner. Accordingly, no recognition has been given to federal or state income taxes for our operations.

JONAH GAS GATHERING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Intangible Assets
     Intangible assets consist of gathering contracts that dedicate future production from natural gas wells in the Green River Basin in Wyoming. The value assigned to these intangible assets relates to contracts with customers that are for either a fixed term or which dedicate total future lease production to the gathering system. These intangible assets are amortized on a unit-of-production basis, based upon the actual throughput of the system over the expected total throughput for the lives of the contracts. Revisions to the unit-of-production estimates may occur as additional production information is made available to us (see Note 4).
Natural Gas Imbalances
     Gas imbalances occur when gas producers (customers) deliver more or less actual natural gas volumes to our gathering system than they originally nominated. Actual deliveries are different from nominated volumes due to fluctuations in gas production at the wellhead. If the customers supply more natural gas volumes than they nominated, Jonah records a payable for the amount due to customers and also records a receivable for the same amount due from connecting pipeline transporters or shippers. If the customers supply less natural gas volumes than they nominated, Jonah records a receivable reflecting the amount due from customers and a payable for the same amount due to connecting pipeline transporters or shippers. We record these natural gas imbalances using a mark-to-market approach.
Operating, General and Administrative Expenses
     EPCO allocates operating, general and administrative expenses to us for administrative, management, engineering and operating services based upon the estimated level of effort devoted to our various operations. We believe that the method for allocating corporate operating, general and administrative expenses is reasonable. Unless noted otherwise, our agreements with TEPPCO and EPCO are not the result of arm’s length transactions. As a result, we cannot provide assurance that the terms and provisions of such agreements are at least as favorable to us as we could have obtained from unaffiliated third parties.
Property, Plant and Equipment
     We record property, plant and equipment at its acquisition cost. Additions to property, plant and equipment, including major replacements or betterments, are recorded at cost. We charge replacements and renewals of minor items of property that do not materially increase values or extend useful lives to maintenance expense. Depreciation expense is computed on the straight-line method using rates based upon expected useful lives of various classes of assets (ranging from 2% to 20% per annum).
     We evaluate impairment of long-lived assets in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of the carrying amount of assets to be held and used is measured by a comparison of the carrying amount of the asset to estimated future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or estimated fair value less costs to sell.
Revenue Recognition
     Gathering revenues are recognized as natural gas is received from the customer. We generally do not take title to the natural gas, except for the wellhead sale and purchase of natural gas to facilitate system operations and to

JONAH GAS GATHERING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
provide a service to some of the producers on the system. The Jonah system sells condensate liquid from the natural gas stream based on a contracted price based generally on an index based crude oil price less a differential. In May 2006, we began to aggregate purchases of wellhead gas on Jonah and re-sell the aggregate quantities at key Jonah delivery points in order to facilitate operational needs and throughput on Jonah. The purchases and sales are generally contracted to occur in the same month to minimize price risk. Revenues associated with condensate sales are recognized when the product is sold.
Note 3. Recently Issued Accounting Standards
     In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123(R) (revised 2004), Share-Based Payment. SFAS 123(R) is a revision of SFAS No. 123, Accounting for Stock-Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure and supersedes Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees. SFAS 123(R) requires that the cost resulting from all share-based payment transactions be recognized in the financial statements at fair value. SFAS 123(R) became effective for public companies for annual periods beginning after June 15, 2005. Accordingly, we adopted SFAS 123(R) in the first quarter of 2006. We adopted SFAS 123(R) under the modified prospective transition method. The adoption of SFAS 123(R) did not have a material effect on our financial position, results of operations or cash flows.
     In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections. SFAS 154 establishes new standards on accounting for changes in accounting principles. All such changes must be accounted for by retrospective application to the financial statements of prior periods unless it is impracticable to do so. SFAS 154 completely replaces APB Opinion No. 20, Accounting Changes, and SFAS No. 3, Reporting Accounting Changes in Interim Periods. However, it carries forward the guidance in those pronouncements with respect to accounting for changes in estimates, changes in the reporting entity and the correction of errors. SFAS 154 is effective for accounting changes and error corrections made in fiscal years beginning after December 15, 2005, with early adoption permitted for changes and corrections made in years beginning after June 1, 2005. The application of SFAS 154 does not affect the transition provisions of any existing pronouncements, including those that are in the transition phase as of the effective date of SFAS 154. The adoption of SFAS 154 did not have a material effect on our financial position, results of operations or cash flows.
     In September 2005, the EITF reached consensus in EITF 04-13, Accounting for Purchases and Sales of Inventory with the Same Counterparty, to define when a purchase and a sale of inventory with the same party that operates in the same line of business should be considered a single nonmonetary transaction subject to APB Opinion No. 29, Accounting for Nonmonetary Transactions. Two or more inventory transactions with the same party should be combined if they are entered into in contemplation of one another. The EITF also requires entities to account for exchanges of inventory in the same line of business at fair value or recorded amounts based on inventory classification. The guidance in EITF 04-13 is effective for new inventory arrangements entered into in reporting periods beginning after March 15, 2006. We adopted EITF 04-13 on April 1, 2006. The adoption of EITF 04-13 did not have a material effect on our financial position, results of operations or cash flows.
     In June 2006, the EITF reached consensus in EITF 06-3, How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation). The accounting guidance permits companies to elect to present on either a gross or net basis sales and other taxes that are imposed on and concurrent with individual revenue-producing transactions between a seller and a customer. The gross basis includes the taxes in revenues and costs; the net basis excludes the taxes from revenues. The accounting guidance does not apply to tax systems that are based on gross receipts or total revenues. EITF 06-3 requires companies to disclose their policy for presenting the taxes and disclose any amounts presented on a gross basis if those amounts are significant. The guidance in EITF 06-3 is effective January 1, 2007. As a

JONAH GAS GATHERING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
matter of policy, we report such taxes on a net basis. The adoption of EITF 06-3 did not have a material effect on our financial position, results of operations or cash flows.
     In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS 157 applies only to fair-value measurements that are already required or permitted by other accounting standards and is expected to increase the consistency of those measurements. SFAS 157 emphasizes that fair value is a market-based measurement that should be determined based on the assumptions that market participants would use in pricing an asset or liability. Companies will be required to disclose the extent to which fair value is used to measure assets and liabilities, the inputs used to develop the measurements, and the effect of certain of the measurements on earnings (or changes in net assets) for the period. SFAS 157 is effective for fiscal years beginning after December 15, 2007, and we are required to adopt SFAS 157 as of January 1, 2008. We believe that the adoption of SFAS 157 will not have a material effect on our financial position, results of operations and cash flows.
     In September 2006, the SEC issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (“SAB 108”). SAB 108 addresses how the effects of prior-year uncorrected misstatements should be considered when quantifying misstatements in current-year financial statements. The SAB requires registrants to quantify misstatements using both balance-sheet and income-statement approaches and to evaluate whether either approach results in quantifying an error that is material in light of relevant quantitative and qualitative factors. When the effect of initial adoption is determined to be material, SAB 108 allows registrants to record that effect as a cumulative-effect adjustment to beginning-of-year retained earnings. The requirements are effective for annual financial statements covering the first fiscal year ending after November 15, 2006. Additionally, the nature and amount of each individual error being corrected through the cumulative-effect adjustment, when and how each error arose, and the fact that the errors had previously been considered immaterial is required to be disclosed. We are required to adopt SAB 108 for our current fiscal year ending December 31, 2006. The adoption of SAB 108 did not have a material effect on our financial position, results of operations or cash flows.
     In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment of FASB Statement No. 115. SFAS 159 permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected would be reported in net income. SFAS 159 also establishes presentation and disclosure requirements designed to draw comparison between the different measurement attributes the company elects for similar types of assets and liabilities. SFAS 159 is effective for fiscal years beginning after November 15, 2007. We are currently evaluating the impact of the adoption of SFAS 159 on our financial statements. We do not believe the adoption of SFAS 159 will have a material effect on our financial position, results of operations or cash flows.
Note 4. Goodwill and Intangible Assets
Goodwill
     Goodwill represents the excess of purchase price over fair value of net assets acquired. We account for goodwill under SFAS No. 142, Goodwill and Other Intangible Assets, which was issued by the FASB in July 2001. SFAS 142 prohibits amortization of goodwill, but instead requires testing for impairment at least annually. We test goodwill for impairment annually at December 31.
     To perform an impairment test of goodwill, we determined we have one reporting unit. We determine the carrying value and the fair value of the reporting unit and compare them. We will continue to compare the fair value of the reporting unit to its carrying value on an annual basis to determine if an impairment loss has occurred. There have been no goodwill impairment losses recorded since the adoption of SFAS 142. At December 31, 2006, the recorded value of goodwill was $2.8 million.
Other Intangible Assets
     At December 31, 2006, we had intangible assets (natural gas gathering contracts) with a gross carrying amount of $222.8 million and accumulated amortization of $62.5 million. SFAS 142 requires that intangible assets with finite useful lives be amortized over their respective estimated useful lives. If an intangible asset has a finite

JONAH GAS GATHERING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
useful life, but the precise length of that life is not known, that intangible asset shall be amortized over the best estimate of its useful life. At a minimum, we will assess the useful lives and residual values of all intangible assets on an annual basis to determine if adjustments are required. Amortization expense on intangible assets was $9.8 million for the year ended December 31, 2006.
     The values assigned to the intangible assets for natural gas gathering contracts are amortized on a unit-of-production basis, based upon the actual throughput of the system compared to the expected total throughput for the lives of the contracts. On a quarterly basis, we may obtain limited production forecasts and updated throughput estimates from some of the producers on the system, and as a result, we evaluate the remaining expected useful lives of the contract assets based on the best available information. Revisions to these estimates may occur as additional production information is made available to us.
     The following table sets forth the estimated amortization expense of intangible assets for the years ending December 31 (in thousands):

2007	$12,748
2008	15,020
2009	16,621
2010	16,122
2011	13,865
Note 5. Related Party Transactions
     We have no employees. As a result of the change in ownership of TEPPCO’s general partner on February 24, 2005, EPCO assumed the management of us on June 1, 2005. Beginning June 1, 2005, in conjunction with an amended and restated administrative services agreement (see Note 1), EPCO performs all management, administrative and operating functions required for us and we reimburse EPCO for all direct and indirect expenses that have been incurred in our management. The expenses associated with these management and operations services are reflected in costs and expenses in the accompanying statements of income.
     We sell natural gas relating to our natural gas marketing activities to our partners and their affiliates. We also sell condensate liquid from the natural gas stream of the Jonah gas gathering system to our partners and their affiliates.

JONAH GAS GATHERING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     Revenues and expenses from TEPPCO and EPCO and their respective affiliates consist of the following (in thousands):

For Year Ended
December 31,
2006
Revenues from TEPPCO and affiliates:
Sales of natural gas liquids (“NGLs”)(1)	$3,764
Other operating revenues (2)	4,622

Revenues and Purchases from EPCO and affiliates:
Sales of natural gas	$8,585
Purchases of natural gas (3)	251
Gain on sale of Pioneer plant	17,872
Operating expense (4)	6,149

(1)	Includes NGL sales to TEPPCO Crude Oil, L.P. (“TCO”) from our Pioneer processing plant prior to the sale of the plant to an affiliate of Enterprise Products. These sales are classified as income from discontinued operations in the accompanying consolidated financial statements.

(2)	Includes condensate sales to TCO.

(3)	Includes processing fees paid to Enterprise Products for processing services performed at the Pioneer processing plant after the sale of the plant to an affiliate of Enterprise Products.

(4)	Includes payroll, payroll related expenses, administrative expenses, including reimbursements related to employee benefits and employee benefit plans, and other operating expenses incurred in managing us and our subsidiary.
     Our related party accounts receivable and related party accounts payable that are included on the balance sheet consist of the following (in thousands):

	December 31, 2006
	Accounts	Accounts	Other Current
	Receivable	Payable	Liabilities (1)
Partners:
TEPPCO	$879	$—	$—
Enterprise Products and affiliates	1,613	185	643

Total	$2,492	$185	$643

(1)	Relates to pipeline imbalances with an affiliate of EPCO.

JONAH GAS GATHERING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Note 6. Property, Plant and Equipment
     The components of property, plant and equipment at December 31, 2006 were as follows (in thousands):

December 31,
2006
Land and right of way	$20,893
Line pipe and fittings	295,482
Storage tanks	5,718
Buildings and improvements	3,239
Machinery and equipment	74,396
Construction work in progress	276,421

Total property, plant and equipment	$676,149
Less accumulated depreciation and amortization	42,690

Net property, plant and equipment	$633,459

     Depreciation expense on property, plant and equipment was $9.8 million for the year ended December 31, 2006.
     We regularly review our long-lived assets for impairment in accordance with SFAS 144. We have identified no long-lived assets that would require impairment as of December 31, 2006.
Asset Retirement Obligation
     We have recorded a $0.2 million liability, which represents the fair value of conditional asset retirement obligation related to the retirement of the natural gas gathering system. During the third quarter of 2006, we assigned probabilities for settlement dates and settlement methods for use in an expected present value measurement of fair value and recorded an asset retirement obligation. The following table presents information regarding our asset retirement obligation (in thousands):

Liabilities recorded	$186
Liabilities settled	—
Accretion	5
Revision in estimates	—

Asset retirement obligation liability balance, December 31, 2006	$191

     Property, plant and equipment at December 31, 2006, includes $0.1 million of asset retirement costs capitalized as an increase in the associated long-lived asset. Additionally, based on information currently available, we estimate that accretion expense will approximate $19 thousand for 2007, $21 thousand for 2008, $23 thousand for 2009, $25 thousand for 2010 and $28 thousand for 2011.
Note 7. Dispositions and Discontinued Operations
     On March 31, 2006, we sold our ownership interest in the Pioneer silica gel natural gas processing plant located near Opal, Wyoming, together with our rights to process natural gas originating from the Jonah and Pinedale fields, located in southwest Wyoming, to an affiliate of Enterprise Products for $38.0 million in cash. The Pioneer

JONAH GAS GATHERING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
plant was not an integral part of our operations, and natural gas processing is not a core business. We have no continuing involvement in the operations or results of this plant. This transaction was reviewed and recommended for approval by the Audit and Conflicts Committee of the Board of Directors of TEPPCO’s General Partner and a fairness opinion was rendered by an investment banking firm. The sales proceeds were used to fund organic growth projects, retire debt and for other general partnership purposes. The carrying value of the Pioneer plant at March 31, 2006, prior to the sale, was $19.7 million. Costs associated with the completion of the transaction were approximately $0.4 million.
     A condensed statement of income for the Pioneer plant, which is classified as discontinued operations, for the year ended December 31, 2006 is presented below (in thousands):

For Year Ended
December 31,
2006
Operating revenues:
Sales of NGLs	$3,828
Other	932

Total operating revenues	4,760

Costs and expenses:
Purchases of petroleum products	3,000
Operating expense	182
Depreciation and amortization	51
Taxes – other than income taxes	30

Total costs and expenses	3,263

Income from discontinued operations	$1,497

     Cash flows from discontinued operations for the year ended December 31, 2006 is presented below (in thousands):

For Year Ended
December 31,
2006
Cash flows from discontinued operating activities:
Net income	$19,369
Depreciation and amortization	51
Gain on sale of Pioneer plant	(17,872)
Increase in inventories	(27)

Net cash flows from discontinued operations	$1,521

Note 8. Debt Obligations
     Prior to August 1, 2006, we utilized debt financing available from TEPPCO through intercompany notes. The terms of the intercompany notes generally matched the principal and interest payment dates under TEPPCO’s credit agreement and senior notes. The interest rates charged by TEPPCO included its stated interest rate, plus a premium to cover debt issuance costs. The interest rate was also decreased or increased to cover gains and losses, respectively, on any interest rate swaps that TEPPCO had in place on its credit agreement and senior notes. TEPPCO’s senior notes and revolving credit facility are described below.

JONAH GAS GATHERING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     On February 20, 2002, TEPPCO issued $500.0 million principal amount of 7.625% Senior Notes due 2012. The 7.625% Senior Notes were issued at a discount of $2.2 million and are being accreted to their face value over the term of the notes. The 7.625% Senior Notes may be redeemed at any time at TEPPCO’s option with the payment of accrued interest and a make-whole premium determined by discounting remaining interest and principal payments using a discount rate equal to the rate of the United States Treasury securities of comparable remaining maturity plus 35 basis points. The indenture governing the 7.625% Senior Notes contains covenants, including, but not limited to, covenants limiting the creation of liens securing indebtedness and sale and leaseback transactions. However, the indenture does not limit TEPPCO’s ability to incur additional indebtedness.
     On January 30, 2003, TEPPCO issued $200.0 million principal amount of 6.125% Senior Notes due 2013. The 6.125% Senior Notes were issued at a discount of $1.4 million and are being accreted to their face value over the term of the notes. The 6.125% Senior Notes may be redeemed at any time at TEPPCO’s option with the payment of accrued interest and a make-whole premium determined by discounting remaining interest and principal payments using a discount rate equal to the rate of the United States Treasury securities of comparable remaining maturity plus 35 basis points. The indenture governing the 6.125% Senior Notes contains covenants including, but not limited to, covenants limiting the creation of liens securing indebtedness and sale and leaseback transactions. However, the indenture does not limit TEPPCO’s ability to incur additional indebtedness.
     On June 27, 2003, TEPPCO entered into a $550.0 million unsecured revolving credit facility with a three-year term, including the issuance of letters of credit of up to $20.0 million (“Revolving Credit Facility”). The interest rate is based, at TEPPCO’s option, on either the lender’s base rate plus a spread, or LIBOR plus a spread in effect at the time of the borrowings. The credit agreement for the Revolving Credit Facility contains certain restrictive financial covenant ratios. Restrictive covenants in the Revolving Credit Facility limit TEPPCO’s and its subsidiaries’ ability to, among other things, incur additional indebtedness, make distributions in excess of Available Cash and complete mergers, acquisitions and sales of assets. On October 21, 2004, TEPPCO amended the Revolving Credit Facility to (i) increase the facility size to $600.0 million, (ii) extend the term to October 21, 2009, (iii) remove certain restrictive covenants, (iv) increase the available amount for the issuance of letters of credit up to $100.0 million and (v) decrease the LIBOR rate spread charged at the time of each borrowing. On December 13, 2005, TEPPCO amended its Revolving Credit Facility as follows:
•	Total bank commitments increased from $600.0 million to $700.0 million. The amendment also provided that the commitments under the credit facility may be increased up to a maximum of $850.0 million upon TEPPCO’s request, subject to lender approval and the satisfaction of certain other conditions.

•	The facility fee and the borrowing rate currently in effect were reduced by 0.275%.

•	The maturity date of the credit facility was extended from October 21, 2009, to December 13, 2010. Also under the terms of the amendment, TEPPCO may request up to two, one-year extensions of the maturity date. These extensions, if requested, will become effective subject to lender approval and satisfaction of certain other conditions.

•	The amendment also removed the $100.0 million limit on the total amount of standby letters of credit that can be outstanding under the credit facility.
     At December 31, 2006, TEPPCO had $490.0 million outstanding under its Revolving Credit Facility at a weighted average interest rate of 5.96%. At December 31, 2006, TEPPCO was in compliance with the covenants of this credit agreement.

JONAH GAS GATHERING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Note Payable, TEPPCO Midstream
     Effective August 1, 2006, in connection with the formation of the joint venture with Enterprise Products, amounts outstanding of $231.2 million under the intercompany notes payable to TEPPCO Midstream were converted to capital contributions and reclassified as partners’ capital. For the period from January 1, 2006 through July 31, 2006, interest costs incurred on the note payable to TEPPCO Midstream totaled $8.4 million.
Note 9. Partners’ Capital and Distributions
     Prior to August 1, 2006, we made quarterly cash distributions of all of our available cash, generally defined as consolidated cash receipts less consolidated cash disbursements and cash reserves established by the TEPPCO in its sole discretion. We paid distributions of 99.999% to TEPPCO Midstream and 0.001% to TEPPCO GP.
     Effective August 1, 2006, in connection with the formation of the joint venture between TEPPCO and EGP, our partnership agreement was amended. We paid distributions 100% to TEPPCO until specified milestones were met in the Phase V expansion in November 2006. At that point, EGP became entitled to receive approximately 50% of the incremental cash flow from certain portions of the expansion project already placed in service. Upon completion of the next specified milestone, EGP will begin to share in the revenues of the joint venture based upon the total amount of its capital contributions until, as discussed in Note 1, final ownership in the joint venture will be approximately 80% TEPPCO and 20% EGP.
     For the year ended December 31, 2006, cash distributions paid to TEPPCO Midstream totaled $98.6 million. At December 31, 2006, we have a distribution payable of $11.5 million and $0.2 million to TEPPCO Midstream and EGP, respectively.
     For the year ended December 31, 2006, we received contributions of $418.8 million and $116.9 million from TEPPCO Midstream and EGP, respectively. The contribution amounts include $243.7 million of non-cash contributions from TEPPCO Midstream and EGP related to the Phase V expansion. The contribution from TEPPCO Midstream includes $231.2 million related to the transfer of the note payable with TEPPCO Midstream to partners’ capital and $19.9 million for the related accrued interest, which occurred upon formation of the joint venture with EGP on August 1, 2006. Additionally, on August 1, 2006, the balance in our accounts payable, related parties of $20.9 million was transferred to partners’ capital as non-cash contributions.
Note 10. Commitments and Contingencies
     The Company is involved, from time to time, in various legal proceedings arising in the ordinary course of business. While the ultimate results of these proceedings cannot be predicted with certainty, management believes these claims will not have a material effect on the financial position, results of operations or cash flows.
Contractual Obligations
     We use leased assets in several areas of our operations. Total rental expense for the year ended December 31, 2006, was $1.0 million. The following table sets forth our minimum rental payments under our various operating leases for the years ending December 31 (in thousands):

JONAH GAS GATHERING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2007	$830
2008	87
2009	82

$999

     We have short-term payment obligations relating to capital projects we have initiated. These commitments represent unconditional payment obligations that we or our unconsolidated affiliates have agreed to pay vendors for services rendered or products purchased. At December 31, 2006, we had $0.2 million of short-term capital expenditure obligations.
Note 11. Employee Benefits
     We were charged for employee benefits costs related to the TEPPCO Retirement Cash Balance Plan (“EPPCO RCBP”) which was a noncontributory, trustee-administered pension plan, and TEPPCO’s plans for healthcare and life insurance benefits for retired employees, which were on a contributory and noncontributory basis. Costs were allocated to us based on the level of effort provided by employees. The TEPPCO RCBP plan was terminated effective December 31, 2005, and plan participants had the option to receive their benefits either through a lump sum payment in 2006 or through an annuity. For those plan participants who elected to receive an annuity, TEPPCO purchased an annuity contract from an insurance company in which the plan participant owns the annuity, absolving TEPPCO of any future obligation to the participant. EPCO maintains a 401(k) plan for the benefit of employees providing services to us, and we reimburse EPCO for the cost of maintaining this plan.